Vincent & Rees, L.C.

175 East 400 South

Suite 610

Salt Lake City, Utah 84111

July 16, 2009

To: Board of Directors, Powin Corporation

Re: Registration Statement of Form S-1 (the "Registration Statement")

Gentlemen:

We have acted as your counsel in connection with registration of 18,910,111 shares of common stock in Powin Corporation held by selling stockholders, $0.001 par value (the "Company Shares") on the terms and conditions set forth in the Registration Statement.

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. The company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2. The registration of the Company Shares to be sold pursuant to the terms of the Registration Statement as filed with the U. S. Securities and Exchange Commission have been duly authorized and, upon the sale thereof in accordance with the terms and conditions of the Registration Statement be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Matters" and the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,

/s/ Vincent & Rees, L.C.

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Vincent & Rees, L.C.